Exhibit 99.1

HCI Group Reports Fourth Quarter and Full Year 2017 Results

TAMPA, Fla. – March 6, 2018 – HCI Group, Inc. (NYSE:HCI), a holding company primarily engaged in homeowners insurance, with additional operations in reinsurance, real estate and information technology, reported results for the three and twelve months ended December 31, 2017.

Fourth Quarter 2017 - Financial Results

Net income for the fourth quarter of 2017 totaled $12.1 million or $1.14 diluted earnings per share compared with $4.6 million or $0.47 diluted earnings per share in the fourth quarter of 2016.

Gross premiums earned totaled $87.9 million compared with $92.4 million in the same period in 2016. The decrease in 2017 was attributable primarily to policy attrition. Gross premiums written were $46.6 million compared with $58.9 million in the same quarter in 2016, due primarily to a smaller number of policies assumed from Citizens Property Insurance Corporation in the fourth quarter of 2017 compared with the fourth quarter of 2016.

Premiums ceded increased to $32.1 million or 36.5% of gross premiums earned from $29.1 million or 31.4% of gross premiums earned in the fourth quarter of 2016. The increase was primarily attributable to the adjustment to benefits and deferred reinsurance premiums related to retrospective provisions under certain reinsurance contracts.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance) were $55.8 million compared with $63.4 million in the same period in 2016.

Net premiums written (defined as gross premiums written less premiums ceded to reinsurance) were $14.5 million compared with $29.8 million in the same period in 2016.

Investment related income was $5.0 million compared with $4.8 million in the same period in 2016. Additionally, the company recognized net non-cash charges of $0.6 million in the fourth quarter of 2017 and $1.0 million in the fourth quarter of 2016 due to declines in the fair value of securities determined to be other than temporary.

Losses and loss adjustment expenses were $23.2 million compared with $45.4 million in the same period in 2016. The decrease was due to the impact of Hurricane Matthew and reserve strengthening in the fourth quarter of 2016.

Interest expense was $4.4 million compared with $3.0 million in the same period in 2016. The increase resulted from the issuance of $143.75 million of 4.25% convertible senior notes in March 2017, offset in part by the redemption of the company’s 8% senior notes in the amount of $40.25 million in April 2017.

Fourth Quarter 2017 - Financial Ratios

The loss ratio (defined as losses and loss adjustment expenses related to net premiums earned) for the fourth quarter of 2017 was 41.6% compared with 71.7% for the fourth quarter of 2016.

The expense ratio (defined as underwriting expenses, general and administrative personnel expenses, interest expenses, and other operating expenses related to net premiums earned) was 38.5% compared with 33.2% in the same prior year period.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio was 80.1% compared with 104.9% in the same prior year period.

Full Year 2017 - Financial Results

Net loss for the year 2017 totaled $6.9 million or $0.75 diluted loss per common share compared with net income of $29.0 million or $2.92 diluted earnings per common share for 2016. The decline was primarily attributable to losses and loss adjustment expenses from Hurricane Irma, a decrease in gross premiums earned and an increase in interest expense resulting from the issuance of long-term debt in March 2017. These factors contributed to $15.6 million pre-tax operating losses in 2017 which resulted in $8.7 million of recognized income tax benefit, which included net positive tax effects of approximately $1.4 million due to the 2017 Tax Cuts and Jobs Act.

Gross premiums earned totaled $358.3 million compared with $378.7 million in 2016. The decrease in 2017 was primarily attributable to policy attrition. Gross premiums written were $347.4 million compared with $367.2 million in the same twelve-month period of 2016.

Premiums ceded were $133.6 million or 37.3% of gross premiums earned compared with $135.1 million or 35.7% of gross premiums earned during 2016. The percentage increase was primarily attributable to adjustments related to retrospective provisions under certain reinsurance contracts due to losses incurred by Hurricane Irma.

Net premiums earned decreased to $224.6 million from $243.6 million in 2016. Net premiums written were $213.8 million compared with $232.1 million in 2016.

Investment related income was $15.9 million compared with $11.7 million in 2016. The increase in 2017 was primarily due to increased income from limited partnership investments and greater realized net gains from the sale of securities. Additionally, the company recognized net non-cash charges of $1.5 million in 2017 and $2.5 million in 2016 due to declines in the fair value of securities determined to be other than temporary.

Losses and loss adjustment expenses for 2017 and 2016 were $165.6 million and $124.7 million, respectively. Losses and loss adjustment expenses in 2017 included $54 million of estimated net losses related to Hurricane Irma, an increase of $2.5 million to the company’s estimate of Hurricane Matthew losses, and reserve strengthening for prior years. Losses and loss adjustment expenses in 2016 were also impacted by weather related events.

Policy acquisition and other underwriting expenses were $39.7 million compared with $42.6 million for 2016.

General and administrative personnel expenses were $25.1 million compared with $26.2 million in 2016. The decrease was primarily attributable to capitalized payroll costs related to a software development project that began in the fourth quarter of 2016 and lower cash bonuses for senior management.

Book value per share, defined as shareholders’ equity divided by common shares outstanding, was $22.14 at December 31, 2017 compared with $25.23 at December 31, 2016.

Full Year 2017 - Financial Ratios

The loss ratio was 73.7% compared with 51.2% in 2016. The increase was primarily attributable to losses related to Hurricane Irma combined with the decrease in net premiums earned in 2017.

The expense ratio was 42% compared with 38.1% in 2016. The increase in 2017 was primarily attributable to the reduction in 2017 in net premiums earned. Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio to net premiums earned was 115.8% compared with 89.3% in 2016.

Due to the impact that reinsurance costs have on net premiums earned from period to period, management believes the combined ratio measured to gross premiums earned is more relevant in assessing overall performance. The combined ratio to gross premiums earned for the year ended December 31, 2017 was 72.6% compared with 57.5% for the year ended December 31, 2016.

Management Commentary

“After Hurricane Irma we are back to earning profits and increasing book value,” said Paresh Patel, HCI’s chairman and chief executive officer. “Our enterprise continues to return value to shareholders through dividends and share buybacks.”

Conference Call

HCI Group will hold a conference call later today, March 6, 2018, to discuss these financial results. Chairman and Chief Executive Officer Paresh Patel and Chief Financial Officer Mark Harmsworth will host the call starting at 4:45 p.m. Eastern time. A question and answer session will follow management’s presentation.

Interested parties can listen to the live presentation by dialing the listen-only number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.hcigroup.com.

Listen-only toll-free number: (877) 407-8033

Listen-only international number: (201) 689-8033

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860.

A replay of the call will be available by telephone after 8:00 p.m. Eastern time on the same day as the call and via the Investor Information section of the HCI Group website at www.hcigroup.com through April 6, 2018.

Toll-free replay number: (877) 481-4010

International replay number: (919) 882-2331

Replay ID: 25394

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 Index and the S&P SmallCap 600 Index. HCI Group, Inc. regularly publishes financial and other information in the Investor Information section of the company’s website. For more information about HCI Group and its subsidiaries, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, the estimation of reserves for losses and loss adjustment expenses is an inherently imprecise process involving many assumptions and considerable management judgment. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover or Najim Mostamand, CFA

Liolios Group, Inc.

Tel (949) 574-3860

HCI@liolios.com

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HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands)

	At December 31, 2017	At December 31, 2016
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $235,830 and $167,231, respectively)	$237,484	166,248
Equity securities, available for sale, at fair value (cost: $53,132 and $47,750, respectively)	58,911	53,035
Equity securities, trading, at fair value (cost: $953 and $0, respectively)	1,045	—
Limited partnership investments, at equity	23,184	29,263
Investment in unconsolidated joint venture, at equity	1,304	2,102
Real estate investments (inclusive of $4,680 and $3,404 of consolidated variable interest entities, respectively)	58,358	48,086

Total investments	380,286	298,734
Cash and cash equivalents (inclusive of $0 and $65 of consolidated variable interest entities, respectively)	255,884	280,531
Accrued interest and dividends receivable	1,983	1,654
Income taxes receivable	16,192	2,811
Premiums receivable	17,807	17,276
Prepaid reinsurance premiums	22,286	24,554
Reinsurance recoverable:
Paid losses and loss adjustment expenses	2,344	—
Unpaid losses and loss adjustment expenses	100,760	—
Deferred policy acquisition costs	16,712	16,639
Property and equipment, net	12,465	11,374
Intangible assets, net	4,995	4,899
Deferred income taxes, net	—	250
Other assets (inclusive of $152 and $0 of consolidated variable interest entities, respectively)	10,550	11,342

Total assets	$842,264	670,064

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	$198,578	70,492
Unearned premiums	164,896	175,803
Advance premiums	4,948	4,651
Assumed reinsurance balances payable	15	3,294
Accrued expenses (inclusive of $21 and $68 of consolidated variable interest entities, respectively)	6,035	6,513
Reinsurance recovered in advance on unpaid losses	13,885	—
Deferred income taxes, net	1,890	—
Long-term debt	237,835	138,863
Other liabilities (inclusive of $160 and $11 of consolidated variable interest entities, respectively)	20,207	26,702

Total liabilities	648,289	426,318

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (no par value, 1,500,000 shares authorized, no shares issued and outstanding)	—	—
Series B junior participating preferred stock (no par value, 400,000 shares authorized, no shares issued or outstanding)	—	—
Preferred stock (no par value, 18,100,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 8,762,416 and 9,662,761 shares issued and outstanding in 2017 and 2016, respectively)	—	—
Additional paid-in capital	—	8,139
Retained income	189,409	232,964
Accumulated other comprehensive income, net of taxes	4,566	2,643

Total stockholders’ equity	193,975	243,746

Total liabilities and stockholders’ equity	$842,264	670,064

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Dollar amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Three Months Ended September 31,		Years Ended December 31,
	2017	2016	2017	2016	2017	2016
Revenue
Gross premiums earned	$87,877	92,405	$88,669	92,542	$358,253	378,678
Premiums ceded	(32,106)	(29,053)	(44,705)	(29,242)	(133,635)	(135,051)

Net premiums earned	55,771	63,352	43,964	63,300	224,618	243,627

Net investment income	2,917	3,087	2,878	2,785	11,439	9,087
Net realized investment gains (losses)	2,070	1,702	(226)	583	4,346	2,601
Net unrealized investment gains	18	—	74	—	92	—
Net other-than-temporary impairment losses recognized in income:
Total other-than-temporary impairment losses	(252)	(1,041)	(474)	(575)	(1,116)	(2,252)
Portion of loss recognized in other comprehensive income, before taxes	(351)	—	—	351	(351)	(230)

Net other-than-temporary impairment losses	(603)	(1,041)	(474)	(224)	(1,467)	(2,482)
Policy fee income	901	947	905	972	3,622	3,914
Gain on repurchases of convertible senior notes	—	—	—	—	—	153
Gain on bargain purchase	—	—	—	2,071	—	2,071
Gain on remeasurement of previously held interest	—	4,005	—	—	—	4,005
Other	549	319	369	321	1,756	1,470

Total revenue	61,623	72,371	47,490	69,808	244,406	264,446

Expenses

Losses and loss adjustment expenses	23,204	45,406	89,231	25,909	165,629	124,667
Policy acquisition and other underwriting expenses	10,018	10,117	9,926	10,536	39,663	42,642
General and administrative personnel expenses	4,106	4,010	6,672	7,735	25,127	26,200
Interest expense	4,439	2,967	4,408	2,672	16,767	11,079
Loss on repurchase of senior notes	—	—	—	—	743	—
Impairment Loss	—	388	38	—	38	388
Other operating expenses	2,909	3,582	3,233	2,927	12,063	12,614

Total operating expenses	44,676	66,470	113,508	49,779	260,030	217,590

(Loss) Income before income taxes	16,947	5,901	(66,018)	20,029	(15,624)	46,856

Income tax (benefit) expense	4,856	1,293	(25,472)	8,696	(8,731)	17,835

Net (loss) income	$12,091	4,608	$(40,546)	11,333	$(6,893)	29,021

Basic (loss) earnings per share	$1.37	0.47	$(4.44)	1.17	$(0.75)	2.95

Diluted (loss) earnings per share	$1.14	0.47	$(4.44)	1.10	$(0.75)	2.92

Dividends per share	$0.35	0.30	$0.35	0.30	$1.40	1.20

HCI GROUP, INC. AND SUBSIDIARIES

(Amounts in thousands, except per share amounts)

A summary of the numerator and denominator of the basic and diluted loss per common share is presented below.

	Three Months Ended December 31, 2017
	Income (Loss) (Numerator)	Shares (Denominator)	Per Share Amount
Net income	$12,091
Less: Income attributable to participating securities	(823)

Basic Earnings Per Share:
Income allocated to common stockholders	11,268	8,291	$1.37

Effect of Dilutive Securities:
Stock options	—	16
Convertible senior notes	2,556	3,796

Diluted Earnings Per Share:
Income available to common stockholders and assumed conversions	$13,824	12,103	$1.14

	Year Ended December 31, 2017
	Loss (Numerator)	Shares (Denominator)	Per Share Amount
Net loss	$(6,893)
Less: Loss attributable to participating securities	481

Basic and Diluted Loss Per Share:
Loss available to common stockholders*	$(6,412)	8,558	$(0.75)

*	Stock options and convertible senior notes were excluded due to antidilutive effect.